SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 13th day of October 2006, between COOPER TIRE & RUBBER COMPANY, a Delaware corporation (the “Company”), and Philip G. Weaver (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of May 3rd, 2000 (the “Original Agreement”), which was superseded in its entirety by an Amended and Restated Employment Agreement, made and entered into on June 6, 2000 (the “Amended Employment Agreement”); and

WHEREAS, the Executive and the Company agree that the provisions of the Amended Employment Agreement shall remain in full force and effect until January 1, 2009, on which date the Amended Employment Agreement shall be superseded in its entirety by this Agreement; and

WHEREAS, the Executive has been employed by the Company in the capacity of Vice President and Chief Financial Officer; and

WHEREAS, the Company desires to continue to retain the services of the Executive in the future; and

WHEREAS, the Executive desires to continue to serve in the capacity of Vice President and Chief Financial Officer of the Company, pursuant to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Executive hereby amend and restate the Amended Employment Agreement effective as of January 1, 2009 to read as follows on and after that date:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Affiliate” means any corporation, limited liability company, joint venture, partnership, or other legal entity in which the Company owns, directly or indirectly, or has previously owned, at least fifty percent (50%) of the capital stock, profits, interest or capital interest.

(b) “Annual Incentive Compensation” means the amount paid or (but for any deferral) payable to the Executive for a year under any annual bonus compensation programs or arrangements. Annual Incentive Compensation shall not include or take into account long-term incentive compensation, stock option or other equity awards (regardless of whether granted annually), pension or other retirement benefit contributions or accruals, perquisites or other fringe benefits. For the avoidance of doubt, “Annual Incentive Compensation” may be zero.

(c) “Average Annual Incentive Compensation” means the average of the three (3) greatest amounts of Annual Incentive Compensation out of the five (5) calendar years prior to the year in which a Termination Date occurs.

(d) “Base Pay” means the Executive’s rate of annual base salary payable under this Agreement at the time a termination of employment occurs or, if applicable, immediately before any reduction in such amount that serves as a basis for a termination for Good Reason.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means:

(X)	prior to a Change in Control, termination of the Executive’s employment with the Company by the Board because of:

(i)	the willful and continued failure by the Executive to perform substantially the duties of the Executive’s position, and the failure of the Executive to correct such failure of performance within thirty (30) days after notification by the Board of any such failure (other than by reason of the incapacity of the Executive due to physical or mental illness); or

(ii)	any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any Affiliate thereof, and failure of the Executive to correct such act or omission within thirty (30) days after notification by the Board of any such act or omission (other than by reason of the incapacity of the Executive due to physical or mental illness); or

(iii)	the Executive is found guilty of, or pleads guilty or nolo contendere to, a felony or any criminal act involving fraud, embezzlement, theft, or moral turpitude; or

(iv)	the Executive is found guilty of, or pleads guilty or nolo contendere to, any criminal act committed in the course of the Executive’s employment with the Company or against the Company or any Affiliate, or the Executive is found liable in a civil action, in which an allegation involves a dishonest act, fraud, embezzlement or theft committed in the course of the Executive’s employment with the Company or against the Company or any Affiliate.

(Y)	following a Change in Control, termination of the Executive’s employment with the Company by the Board because of:

(i)	any act or omission constituting a material breach by the Executive of any of his significant obligations or agreements under this Agreement or the continued willful failure or refusal of the Executive to adequately perform the duties reasonably required hereunder which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any Affiliate thereof, after notification by the Board of such breach, failure or refusal and the failure of the Executive to correct such breach, failure or refusal within thirty (30) days of such notification (other than by reason of the incapacity of the Executive due to physical or mental illness); or

(ii)	any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any Affiliate thereof, and failure of the Executive to correct such act or omission within thirty (30) days after notification by the Board of any such act or omission (other than by reason of the incapacity of the Executive due to physical or mental illness).

(iii)	the Executive is found guilty of, or pleads guilty or nolo contendere to, a felony or any criminal act involving fraud, embezzlement, theft, or moral turpitude; or

(iv)	the Executive is found guilty of, or pleads guilty or nolo contendere to, any criminal act committed in the course of the Executive’s employment with the Company or against the Company or any Affiliate, or the Executive is found liable in a civil action, in which an allegation involves a dishonest act, fraud, embezzlement or theft committed in the course of the Executive’s employment with the Company or against the Company or any Affiliate; or

Any notification to be given by the Board in accordance with Section 1(f)(X)(i), 1(f)(X)(ii), 1(f)(Y)(i) or 1(f)(Y)(ii) shall be in writing and shall specifically identify the breach, failure, refusal, act or omission to which the notification relates and, in the case of Section 1(f)(X)(ii), 1(f)(Y)(i) or 1(f)(Y)(ii), shall describe the injury to the Company, and such notification must be given within twelve (12) months of the Board becoming aware, or within twelve (12) months of when the Board should have reasonably become aware of the breach, failure, refusal, act, omission or injury identified in the notification. Notwithstanding Section 23, failure to notify the Executive within any such twelve (12) month period shall be deemed to be a waiver by the Board of any such breach, failure, refusal, act or omission by the Executive and any such breach, failure, refusal, act or omission by the Executive shall not then be determined to be a breach of this Agreement.

For the avoidance of doubt and for the purpose of determining Cause, the exercise of business judgment by the Executive shall not be determined to be Cause, even if such business judgment materially injures the financial condition or business reputation of, or is otherwise materially injurious to the Company or any Affiliate thereof, unless such business judgment by the Executive was not made in good faith, or constitutes willful or wanton misconduct, or was an intentional violation of state or federal law.

(g) “Change in Control” means the occurrence during the Term of any of the following events:

(i) the Company merges into itself, or is merged or consolidated with, another entity and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving or resulting entity immediately after such transaction are directly or indirectly beneficially owned in the aggregate by the former stockholders of the Company immediately prior to such transaction;

(ii) all or substantially all the assets accounted for on the consolidated balance sheet of the Company are sold or transferred to one or more entities or persons, and as a result of such sale or transfer less than 51% of the voting power of the then-outstanding voting securities of such entity or person immediately after such sale or transfer is directly or indirectly beneficially held in the aggregate by the former stockholders of the Company immediately prior to such transaction or series of transactions;

(iii) a person, within the meaning of Section 3(a)(9) or 13(d)(3) (as in effect on the date of this Agreement) of the Securities Exchange Act of 1934, (the “Exchange Act”) become the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission pursuant to the Exchange Act) of 35% or more of the voting power of the then-outstanding voting securities of the Company; provided, however, that the foregoing does not apply to any such acquisition that is made by (w) any Affiliate of the Company; (x) any employee benefit plan of the Company or any Affiliate; or (y) any person or group of which employees of the Company or of any Affiliate control a greater than 25% interest unless the Board determines that such person or group is making a “hostile acquisition;” or (z) any person or group that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Executive; or

(iv) a majority of the members of the Board are not Continuing Directors, where a “Continuing Director” is any member of the Board who (x) was a member of the Board on the date of this Agreement or (y) was nominated for election or elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, provided that any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be a Continuing Director.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means the Compensation Committee of the Board.

(j) “Common Stock” means the Company’s common stock, par value $1.00 per share.

(k) “Company” means the Company as hereinbefore defined.

(l) “Disability” or “Disabled” means when, the Executive has been totally disabled by bodily injury or disease so as to prevent him from being physically able to perform the job duties as required under this Agreement, and such total disability shall have continued for five (5) consecutive months, and, in the opinion of a qualified physician selected by the Company, such disability will presumably be permanent and continuous during the remainder of the Executive’s life.

(m) “Good Reason” means the occurrence of any of the following, without Executive’s express, prior written consent:

(i) a reduction in the Executive’s Base Pay, other than as part of a reduction applicable to executive officers of the Company generally;

(ii) a material breach by the Company of Section 2 or Section 4 of this Agreement, including but not limited to, the assignment to the Executive of any duties inconsistent with his status as Vice President and Chief Financial Officer of the Company, or his removal from such position, or a substantial alteration in the nature or status of his responsibilities from those described herein, except, in each case, in connection with a promotion of the Executive, and the failure of the Company to remedy such breach within thirty (30) days after receipt of written notice of such breach from the Executive;

(iii) the relocation of the office of the Company where the Executive is employed to a location other than Findlay, Ohio, except for required travel on the Company’s business to an extent reasonably required to perform his duties hereunder;

(iv) except as required by law, the Company directly or indirectly materially reducing the level of benefits or award opportunities provided to the Executive under the Plans (as defined in Section 4(b)) other than a reduction or change in such benefits or opportunities applicable to executive officers of the Company generally or the Company failing to provide the Executive with the number of paid vacation days to which he is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the date of this Agreement, and the failure of the Company to remedy such action within thirty (30) days after receipt of written notice thereof from the Executive;

(v) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 19 hereof or, if the business of the Company for which the Executive’s services are principally performed is sold, the failure of the purchaser of such business to assume this Agreement or to provide the Executive with the same or a comparable position, duties, benefits, base salary and incentive compensation as provided in Section 4 of this Agreement; or

(vi) the failure of the Board to elect the Executive to his existing position or an equivalent position.

Any notification to be given by the Executive in accordance with Section 1(m)(ii) or 1(m)(iv) shall specifically identify the breach or failure to which the notification relates, and such notification must be given within twelve (12) months of the Executive becoming aware, or within twelve (12) months of when the Executive should have reasonably become aware of the breach or failure identified in the notification. Notwithstanding Section 23, failure to notify the Company within any such twelve (12) month period shall be deemed to be a waiver by the Executive of any such breach or failure and any such breach or failure shall not then be considered “Good Reason”.

(n) “Incentive Compensation Plan” means the Cooper Tire & Rubber Company 1998 and 2001 Incentive Compensation Plans, as amended.

(o) “Long-Term Performance-Based Incentive Compensation” means any cash or equity-based compensation program in which the amounts paid, earned or vested are based upon achievement of specified performance goals over a period of more than one year. For the avoidance of doubt, equity awards that are earned, vest or become exercisable based solely upon continued employment and/or the passage of time are not “Long-Term Performance-Based Incentive Compensation.”

(p) “Nonqualified Supplementary Benefit Plan” means the Cooper Tire & Rubber Company Nonqualified Supplementary Benefit Plan, effective November 8, 1984, as amended.

(q) “Retirement Plans” means the Salaried Employees’ Retirement Plan and the Nonqualified Supplementary Benefit Plan or any successor plans thereto which provide comparable benefits.

(r) “Salaried Employees’ Retirement Plan” means the Cooper Tire & Rubber Company Salaried Employees’ Retirement Plan, effective January 1, 1989, as amended.

(s) “Termination” means:

(i) the involuntary termination of the Executive’s employment by the Company at any time for any reason other than retirement, death, disability or Cause, or

(ii) termination of the Executive’s employment by the Executive for Good Reason, or

(iii) termination of the Executive’s employment at the end of the Term as a result of the Company delivering a notice of non-extension pursuant to Section 3 prior to Executive’s 64th birthday.

(t) “Termination Date” means the date on which the Executive’s employment with the Company is terminated by the company or the Executive for any reason or for no reason. If the Executive’s employment is terminated by the Company, such date shall be specified in a written notice of termination (which date shall be no earlier than the date of furnishing such notice), or if no such date is specified therein, the date of receipt by the Executive of such written notice of termination, otherwise the Executive shall specify such date in a written notice of his resignation.

(u) “1998 Option Plan” means the Cooper Tire & Rubber Company 1998 Employee Stock Option Plan, as amended.

2. Employment and Duties.

(a) General. The Company hereby employs the Executive and the Executive agrees upon the terms and conditions herein set forth to serve as Vice President and Chief Financial Officer, and, in such capacity, shall perform such duties as may be delineated in the Bylaws of the Company, and such other duties, commensurate with the Executive’s title and position of Vice President and Chief Financial Officer, as may be assigned to the Executive from time to time by the Chief Executive Officer of the Company (the “CEO”) or such other officer of the Company as may be designated by the CEO.

(b) Exclusive Services. Throughout the Term (as defined in Section 3), Executive shall, except as may from time to time be otherwise agreed in writing by the Company and during reasonable vacations and unless prevented by ill health, devote his full-time and undivided attention during normal business hours to the business and affairs of the Company consistent with his senior executive position, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board or such officer of the Company as may be designated by the Board, and shall use his best efforts to promote and serve the interests of the Company.

(c) Restrictions on Other Employment. Throughout the Term and provided that such activities do not contravene the provisions of Section 2(b) hereof or Section 15 hereof:

(i) the Executive may engage in charitable and community affairs;

(ii) the Executive may perform inconsequential services without specific compensation therefor in connection with the management of personal investments;

(iii) the Executive may continue to serve in positions held as of October 14, 2006 on any board of directors of any business corporation, as identified by Executive to the Board; and,

(iv) the Executive may, directly or indirectly, render services to any other person or organization (including service as a member of the Board of Directors of any other unaffiliated company), for which he receives compensation, that is not in competition with the Company, subject in each case to the prior written approval of the Board which approval will not be unreasonably withheld. The Executive may retain all fees he receives for such services, and the Company shall not reduce his compensation by the amount of such fees. For purposes of this Section 2(c)(iv) competition shall have the same meaning as intended for the purposes of Section 15.

3. Term of Employment. Subject to the provisions of Section 5 through Section 10 hereof, the Company shall retain the Executive pursuant to this Agreement and the Executive shall serve in the employ of the Company for a period (the “Term”) commencing on January 1, 2009 and continuing in effect through December 31, 2009; provided, however, that on each January 1 after the commencement of the Term until the year in which the Executive’s 64th birthday occurs, the Term shall automatically be extended for one additional year unless, no later than September 30 of the preceding year, the Company or the Executive shall have given notice to the other that it does not wish to extend this Agreement.

4. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive Base Pay at the rate of $400,015 per annum, payable biweekly. The Base Pay will be reviewed not less than annually by the Board or by the Committee.

(b) Employee Benefit Plans. At all times during the Term, the Executive shall be provided the opportunity to participate in such Retirement Plans, and such employee pension and retirement benefit plans, whether or not qualified, and employee welfare benefit or perquisite plans, programs and arrangements (collectively, the “Plans”) as are, from time to time, generally made available to executives of the Company. The Retirement Plans, when considered as a whole, will provide benefits to Executive no less favorable than what would have been provided to Executive had the provisions of the Retirement Plans in effect as of June 6, 2000 remained in effect.

(c) Incentive Compensation. The Executive shall be eligible to participate in such annual incentive bonus compensation programs or arrangements established from time to time for executives of the Company.

(d) Long-Term Incentive Compensation. The Executive shall be eligible to participate in such long-term incentive plans and programs as the Company generally provides from time to time to its senior executives.

5. Termination Without Cause or for Good Reason Prior to a Change in Control.

(a) Upon Termination prior to a Change in Control the Company shall pay the Executive the amount set forth in Section 5(a)(i) and, subject to and conditioned upon Section 24 and to the Executive’s delivering to the Company the Release provided for in Section 16 with all periods for revocation expired, the Company shall pay or provide to the Executive the amounts and benefits set forth in Section 5(a)(ii) through 5(a)(iv):

(i) a single lump sum cash payment within thirty (30) days following the expiration of such revocation period equal to the Executive’s then current Base Pay, to the extent unpaid, through the Termination Date; plus

(ii) a single lump sum in cash within thirty (30) days following the expiration of such revocation period equal to two (2) times the sum of (i) the Executive’s Base Pay and (ii) the Average Annual Incentive Compensation; plus

(iii) a single lump sum cash payment within five (5) days following the expiration of such revocation period equal to the actuarial equivalent of the retirement pension the Executive has accrued under the Nonqualified Supplementary Benefit Plan; and

(iv) for twenty-four (24) months following the Termination Date, the Company shall provide the Executive with life, accident and health insurance benefits substantially similar to those to which the Executive and the Executive’s family were entitled immediately prior to the Termination, and thereafter the Company shall provide retiree medical and life insurance coverage to the extent the Executive is eligible for such benefits under the terms of the applicable Plans in effect immediately prior to the Termination. Benefits otherwise receivable by the Executive pursuant to this Section 5(a)(iv) shall be reduced to the extent comparable benefits are actually received by the Executive from other employment, and any such benefits actually received by the Executive shall be reported to the Company.

For purposes of Section 5(a)(iii), “actuarial equivalent” shall be determined using the 1994 Uninsured Pensioner Mortality Table (UP-94) and annual compound interest at the Corporate Bond yield average for bonds rated Aaa by Moody’s reduced by fifty (50) basis points (.5 percent). The rate chosen from the aforereferenced table will be for the calendar month five months prior to the month which contains the effective date of payment and will be truncated to the lower 0.25% increment (e.g. 6.00%, 6.25%, 6.50%, etc.).

(b) Notwithstanding any provision in any award agreement between the Company and the Executive or this Section 5, (i) all restricted stock units granted to the Executive that vest based solely upon the Executive’s continued employment with the Company and which have not otherwise vested shall vest immediately upon Termination, (ii) all restricted stock units granted to the Executive that vest based upon the achievement of performance criteria and which have not otherwise vested shall vest immediately upon Termination, but only to the extent that such awards would have become vested based upon the achievement of the relevant performance criteria through the Termination Date, or, in the case that either such performance cannot be calculated under the program prior to the completion of the performance period or the amount or benefit payable is not based solely on objective performance criteria, the vesting shall be pro-rated through the Termination Date assuming that the target level of performance had been achieved , and (iii) within five (5) days after the Termination Date, the Company shall either (1) pay to the Executive an amount equal to the fair market value (computed as the average of the high and low trades reported on the New York Stock Exchange) of the Common Stock represented by such vested restricted stock units determined as of the Termination Date, or (2) issue Common Stock under such vested awards to the Executive. Any such cash payment shall be deemed to be in lieu of and in substitution for any right the Executive may have to such vested restricted stock units under the terms of any award agreement between the Company and the Executive, and the Executive agrees to surrender all such vested restricted stock units being cashed out hereunder immediately prior to receiving the cash payment described above. For purposes hereunder, the term “restricted stock unit” should be read to include all other similar equity instruments, including, but not limited to, restricted stock.

(c) Notwithstanding any provision in the Incentive Compensation Plan, the 1998 Option Plan, other relevant plan or program or this Section 5:

(i) for a period of ninety (90) days following the Termination Date (or such longer period as may be set forth in the applicable stock option plan or award agreement) all stock options granted to the Executive by the Company that are both outstanding and vested immediately prior to Termination (in accordance with their then existing terms and this Section 5(c)) shall remain outstanding and exercisable, after which all such stock options that have not been exercised shall immediately terminate; and

(ii) all stock options granted to the Executive by the Company which have not otherwise vested shall be vested immediately upon Termination and shall remain outstanding and exercisable thereafter for a period of ninety (90) days following the Termination Date, after which all such stock options that have not been exercised shall immediately terminate.

For purposes hereunder, the term “stock option” should be read to include all other similar equity instruments, including, but not limited to, stock appreciation rights.

(d) Notwithstanding anything herein to the contrary, in no event shall amounts in respect of any restricted stock units or stock options that, as determined by the Company, provides for the “deferral of compensation” (as such term is defined under Section 409A of the Code and the regulations and other Treasury Department guidance promulgated thereunder (collectively, “Section 409A”)), that was granted or became vested on or after January 1, 2005, be distributed pursuant to Section 5(b) or Section 5(c) prior to the occurrence of the earlier of either (i) the Termination Date (or such later date required under Section 24), (ii) the Executive’s death or “disability” (as such term is defined under Section 409A), (iii) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company (each as defined under Section 409A), or (iv) the specified time or fixed schedule as may be elected by the Executive in accordance with the applicable plan or arrangement and Section 409A.

6. Severance and Other Benefits Upon or Following a Change in Control.

(a) Upon Termination subsequent to a Change in Control the Company shall pay the Executive the amount set forth in Section 6(a)(i) and subject to and conditioned upon Section 24 and to the Executive’s delivering to the Company the Release provided for in Section 16 with all periods for revocation expired, the Company shall pay or provide to the Executive the amounts and benefits set forth in Section 6(a)(ii) through 6(a)(iv):

(i) a single lump sum cash payment within five (5) days following the expiration of such revocation period equal to the Executive’s then current Base Pay, to the extent unpaid, through the Termination Date, plus the pro-rated portion of the benefit payable under any annual bonus compensation program in which Executive participates and of the pro-rated portion the benefit payable under each Long-Term Performance-Based Compensation award or program in which Executive participates; plus

(ii) a single lump sum cash payment within five (5) days following the expiration of such revocation period equal to two (2) times the sum of (x) the Executive’s Base Pay plus (y) the greater of (A) the Executive’s target Annual Incentive Compensation for the year in which the Change in Control occurs or (B) the Average Annual Incentive Compensation; plus

(iii) a single lump sum cash payment within five (5) days following the expiration of such revocation period equal to the actuarial equivalent of the retirement pension the Executive has accrued under the Nonqualified Supplementary Benefit Plan; and

(iv) for twenty-four (24) months following the Termination Date, the Company shall provide the Executive with life, accident and health insurance benefits substantially similar to those to which the Executive and the Executive’s family were entitled immediately prior to the Termination, and thereafter the Company shall provide retiree medical and life insurance coverage to the extent the Executive is eligible for such benefits under the terms of the applicable Plans in effect immediately prior to the Termination, with benefits otherwise receivable by the Executive pursuant to this Section 6(a)(iv) shall be reduced to the extent comparable benefits are actually received by the Executive from other employment, and any such benefits actually received by the Executive shall be reported to the Company.

For purposes of Sections 6(a)(i), 7, 8(b), 9(a) and 10, the “pro-rated portion of the benefit payable” under a compensation arrangement shall be an amount pro-rated based upon the number of full months between the beginning of the year or other performance period and the date of Executive’s Termination relative to the total number of months in the year or in the applicable performance period, and the amount that is so pro-rated shall be, for an amount or benefit that is payable, earned and/or vested based solely on the achievement of objective performance criteria, based on actual performance through the end of the most recent quarter prior to the date of Executive’s Termination or, in the case that either such performance cannot be calculated under the program prior to the end of the year or the completion of the performance period or the amount or benefit payable is not based solely on objective performance criteria, the amount that is so pro-rated shall be based on the target amount or benefit under the compensation arrangement.

For purposes of Section 6(a)(iii), “actuarial equivalent” shall be determined using the 1994 Uninsured Pensioner Mortality Table (UP-94) and annual compound interest at the Corporate Bond yield average for bonds rated Aaa by Moody’s reduced by fifty (50) basis points (.5 percent). The rate chosen from the aforereferenced table will be for the calendar month five months prior to the month which contains the effective date of payment and will be truncated to the lower 0.25% increment (e.g. 6.00%, 6.25%, 6.50%, etc.);

(b) Notwithstanding any provision in any award agreement between the Company and the Executive or this Section 6, (i) all restricted stock units granted to the Executive that vest based solely upon the Executive’s continued employment with the Company and which have not otherwise vested shall vest immediately prior to the consummation of a Change in Control, (ii) all restricted stock units granted to the Executive that vest based upon the achievement of performance criteria and which have not otherwise vested shall vest immediately prior to the consummation of a Change in Control, but only to the extent that such awards would have become vested based upon the achievement of the relevant performance criteria through the date of the Change in Control, or, in the case that either such performance cannot be calculated under the program prior to the completion of the performance period or the amount or benefit payable is not based solely on objective performance criteria, the vesting shall be pro-rated through the date of the Change in Control assuming that the target level of performance had been achieved, and (iii) within five (5) days after the consummation of the Change in Control, and, subject to Section 6(d), the Company shall either (1) pay to the Executive an amount equal to the fair market value (computed as the average of the high and low trades reported on the New York Stock Exchange) of the Common Stock represented by such vested restricted stock units determined as of the consummation of the Change in Control, or (2) issue Common Stock under such vested awards to the Executive. Any such cash payment shall be deemed to be in lieu of and in substitution for any right the Executive may have to such vested restricted stock units under the terms of any award agreement between the Company and the Executive, and the Executive agrees to surrender all such vested restricted stock units being cashed out hereunder immediately prior to receiving the cash payment described above. For purposes hereunder, the term “restricted stock unit” should be read to include all other similar equity instruments, including, but not limited to, restricted stock.

(c) Notwithstanding any provision in the Incentive Compensation Plan, the 1998 Option Plan, other relevant plan or program or this Section 6, all stock options granted to the Executive by the Company which have not otherwise vested shall be vested immediately prior to the consummation of a Change in Control and, subject to Section 6(d), within five (5) days after the consummation of the Change in Control, the Company may, at its election, pay to the Executive in cash an amount equal to the aggregate of the difference between the exercise price of each stock option granted to the Executive prior to the consummation of the Change in Control that remains outstanding and unexercised at the time of the consummation of the Change in Control, and the fair market value (computed as the average of the high and low trades reported on the New York Stock Exchange) of the Common Stock subject to the option, determined as of the consummation of the Change in Control. Such cash payment shall be deemed to be in lieu of and in substitution for any right the Executive may have to exercise such stock option or a related stock appreciation right under the terms of the relevant stock option plan describing such rights, and the Executive agrees to surrender all stock options and related stock appreciation rights being cashed out hereunder prior to receiving the cash payment described above. For purposes hereunder, the term “stock option” should be read to include all other similar equity instruments, including, but not limited to, stock appreciation rights.

(d) Notwithstanding anything herein to the contrary, in no event shall amounts in respect of any restricted stock units or stock options that, as determined by the Company, provides for the “deferral of compensation” (as such term is defined under Section 409A), that was granted or became vested on or after January 1, 2005, be distributed pursuant to Section 6(b) or Section 6(c) prior to the occurrence of the earlier of either (i) the Termination Date (or such later date required under Section 24), (ii) the Executive’s death or “disability” (as such term is defined under Section 409A), (iii) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company (each as defined under Section 409A), or (iv) the specified time or fixed schedule as may be elected by the Executive in accordance with the applicable plan or arrangement and Section 409A.

7. Termination for Cause or Without Good Reason. If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company for Cause, or if the Executive terminates his employment hereunder without Good Reason, the Executive shall not be eligible to receive Base Pay under Section 4(a) or to participate in any Plans under Section 4(b) with respect to periods after the Termination Date, and except as otherwise provided by applicable law, and except for the right to receive vested benefits under any Plan in accordance with the terms of such Plan. However, the Executive shall be eligible to receive a pro-rated portion of the benefit payable under any annual bonus compensation program in which Executive participates for the Company’s fiscal year during which the Termination Date occurs, but not for any later years.

8. Termination by Death. If the Executive dies prior to the expiration of the Term, the Executive’s designated beneficiaries (and, with respect to amounts payable under Section 8(a) and (b), the Executive’s estate if he has not designated any beneficiaries) shall be entitled to receive:

(a) for a period of 90 days beginning on the date of the Executive’s death a biweekly amount equal to the biweekly Base Pay paid to the Executive by the Company for the payroll period immediately prior to his death;

(b) a single lump sum cash payment within thirty (30) days following the Termination Date equal to the pro-rated portion of the benefit payable under any annual bonus compensation program in which Executive participates and the pro-rated portion of the benefit payable under each Long-Term Performance-Based Compensation award or program in which Executive participates; and

(c) for twenty-four (24) months following the Termination Date, the Company shall provide health insurance benefits substantially similar to those to which the Executive’s family were entitled immediately prior to the Executive’s Death, and thereafter in addition to any continuation coverage the Executive and/or his covered beneficiaries are entitled to under COBRA the Company shall provide health insurance benefits under the Company’s retiree medical plans in effect immediately prior to the Executive’s death.

9. Termination by Disability. If, prior to the expiration of the Term, the Executive becomes Disabled, the Company or the Executive shall be entitled to terminate his employment, and the Executive shall be entitled to:

(a) a single lump sum cash payment within thirty (30) days following the Termination Date equal to the Executive’s then current Base Pay, to the extent unpaid, through the Termination Date, plus the pro-rated portion of the benefit payable under any annual bonus compensation program in which Executive participates and the pro-rated portion of the benefit payable under each Long-Term Performance-Based Compensation award or program in which Executive participates; and

(b) for twenty-four (24) months following the Termination Date, the Company shall provide the Executive with life, accident and health insurance benefits substantially similar to those to which the Executive and the Executive’s family were entitled immediately prior to the Termination, and thereafter in addition to any continuation coverage the Executive and/or his covered beneficiaries are entitled to under COBRA the Company shall provide all benefits available under the Plans on account of termination due to becoming Disabled, including life, accident disability and/or retiree medical and life insurance coverage, which shall be based on the Company’s plans in effect immediately prior to the Termination Date.

10. Termination by Retirement. If, prior to the expiration of the Term, the Executive voluntarily elects to retire under the Salaried Employees’ Retirement Plan, the Executive’s employment will be terminated as of the date of such retirement and the Executive shall be entitled to a single lump sum cash payment within thirty (30) days following the Termination Date equal to the Executive’s then current Base Pay, to the extent unpaid, through the Termination Date, plus the pro-rated portion of the benefit payable under any annual bonus compensation program in which Executive participates and the pro-rated portion of the benefit payable under each Long-Term Performance-Based Compensation award or program in which Executive participates. All stock options (or similar equity instruments, including, but not limited to stock appreciation rights) granted to the Executive by the Company that are both outstanding and vested immediately prior to Termination (in accordance with their then existing terms) shall remain outstanding and exercisable for such period as set forth in the applicable stock option plan or award agreement, after which all such stock options that have not been exercised shall immediately terminate.

11. Funding Upon Potential Change in Control.

(a) Upon the earlier to occur of (i) a Change in Control or (ii) a declaration by the Board that a Change in Control is imminent, the Company shall promptly pay to the extent it has not done so, and in any event within five (5) business days, a sum equal to the present value on the date of the Change in Control (or on such fifth business day if the Board has declared a Change in Control to be imminent) of the payments to be made to the Executive under the provisions of Sections 6 and 12 hereof, which shall be transferred to National City Bank (the “Trustee”) and added to any principal of the Trust under a Master Grantor Trust Agreement, dated November 9, 2001 between the Company and Trustee (the “Trust Agreement”).

(b) Any payments of compensation, pension, severance or other benefits by the Trustee pursuant to the Trust Agreement shall, to the extent thereof, discharge the Company’s obligation to pay compensation, pension, severance and other benefits hereunder, it being the intent of the Company that assets in such Trust be held as security for the Company’s obligation to pay compensation, pension, severance and other benefits under this Agreement.

12. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, but subject to Section 12(h), in the event that following a Change in Control the Executive’s employment with the Company is terminated by the Company or the Executive, and it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 12) or distribution by the Company or any of its Affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-Up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option (“ISO”), as defined by Section 422 of the Code (or any successor provision thereto) granted prior to the execution of this Agreement where the addition of a Gross-Up Payment would cause the ISO to lose such status, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b) Subject to the provisions of Section 12(f), all determinations required to be made under this Section 12, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company in its sole discretion. The Accounting Firm shall submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five (5) business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive a written statement that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 12(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five (5) business days after receipt of such determination and calculations.

(c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 12(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

(d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five (5) business days pay to the Company the amount of such reduction.

(e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 12(b) shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five (5) business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

(f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 12(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 12(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 12(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 12(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 12(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 12.

(h) Notwithstanding the foregoing provisions of this Section 12, if the Accounting Firm determines that, absent this sentence, the Executive is entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as “parachute payments” under Code Section 280G (the “Parachute Payments”) does not exceed 110% of the greatest amount of Parachute Payments that could be paid to the Executive such that the receipt of such Parachute Payments would not give rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be paid to the Executive (unless for any reason the Executive is determined to be subject to the Excise Tax after application of the balance of this sentence, in which case the full Gross-Up Payment shall be paid), and the Parachute Payments shall be reduced so that the Parachute Payments, in the aggregate, are reduced to the Safe Harbor Amount. As soon as practicable, the Company shall notify the Executive of any intent to reduce the amount of any Payments in accordance with this Section 12(h), and the Executive shall have the right to designate which of the Payments shall be reduced and to what extent, provided that the Executive may not so elect to the extent that, in the determination of the Company, such election would cause the Executive to be subject to the Excise Tax.

13. Mitigation. Nothing in this Agreement shall be construed to require the Executive to mitigate his damages upon termination of employment without Cause or for Good Reason. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 15 will further limit the employment opportunities for the Executive. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

14. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not failed to prevail in at least one asserted claim, has not acted frivolously, in bad faith or with no colorable claim, and has not asserted a claim in violation of the Release.

15. Secrecy and Non-competition.

(a) No Competing Employment. For so long as the Executive is employed by the Company and continuing for two (2) years after the termination of such employment for any reason (the “Non-Compete Period”), the Executive shall not, unless he receives the prior written consent of the Board, directly or indirectly, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership (except ownership of less than one percent (1.0%) of the number of shares outstanding of any securities which are publicly traded), investment of capital, lending of money or property, rendering of services, or otherwise, compete with any of the businesses engaged in by the Company or any Affiliate at the time of the termination of the Executive’s employment hereunder (such businesses are herein after referred to as the “Business”), or assist, become interested in or be connected with any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business. The restrictions imposed by this Section 15(a) shall not apply to any geographic area in which neither the Company nor any Affiliate is engaged in the Business.

(b) No Interference. During the Non-Compete Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization or entity (other than the Company), intentionally solicit, endeavor to entice away from the Company or any Affiliate or otherwise interfere with the relationship of the Company or any Affiliate with, any person who is employed by or associated with the Company or any Affiliate (including, but not limited to, any independent sales representatives or organizations) or any person or entity who is, or was within the then most recent 12-month period, a customer or client of the Company or any Affiliate.

(c) Secrecy. The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder and his past employment with the Company, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company or any Affiliate, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive covenants and agrees with the Company that he will not at any time, except in performance of the Executive’s obligations to the Company hereunder or with the prior written consent of the Board, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any Affiliate, or use any such information to the detriment of the Company or any Affiliate. The term “confidential information”, includes, without limitation, information not previously disclosed to the public or to the trade by the Company’s management with respect to the Company’s or any Affiliate’s products, manufacturing processes, facilities and methods, research and development, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, marketing plans or strategies, financial information (including the revenues, costs or profits associated with the Company’s or any Affiliate’s products), business plans, prospects or opportunities. The Executive understands and agrees that the rights and obligations set forth in this Section 15(c) are perpetual and, in any case, shall extend beyond the Non-Compete Period and the Executive’s employment hereunder.

(d) Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company at anytime, the Executive shall promptly deliver to the Company, and shall not, without the consent of the Board (which consent shall not be unreasonably withheld), retain copies of, any written materials not previously made available to the public, records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company excluding records relating exclusively to the terms and conditions of his employment relationship with the Company. The Executive understands and agrees that the rights and obligations set forth in this Section 15(d) are perpetual and, in any case, shall extend beyond the Non-Compete Period and the Executive’s employment hereunder.

(e) Stock Ownership. Other than as specified in Section 2(c) or 15(a) hereof, nothing in this Agreement shall prohibit the Executive from acquiring or holding any issue of stock or securities of any company or other business entity.

(f) Injunctive Relief. Without intending to limit the remedies available to the Company, executive acknowledges that a breach of any of the covenants contained in this Section 15 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 15 or such other relief as may be required to specifically enforce any of the covenants in this Section 15.

(g) Extension of Non-Compete Period. In addition to the remedies the Company may seek and obtain pursuant to Section 15(f), the Non-Compete Period shall be extended by any and all periods during which the Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in this Section 15.

16. Release. The receipt of payments provided for in Section 5, Section 6 and Section 12 is conditioned upon the Executive executing and delivering a release substantially in the form of Annex A hereto, and upon the expiration of the revocation period provided for in Annex A.

17. Breach; Reimbursement.

(a) In addition to the remedies provided for in Section 15(f), if the Executive is in breach of this Agreement, then the Company may, at its sole option:

(i) In the case of a breach of any provision of this Agreement, immediately suspend payment or provision of all remaining payments and benefits described in Section 5 or Section 6 of this Agreement. Provided the Board gives Executive written notice (that provides detail as to the effective date and the contractual and factual basis for the Board’s action) (the “Notice”) and, within thirty (30) days after the date of the Notice, an opportunity for Executive to appear before the Board with counsel to respond and/or, at Executive’s option, to present to the Board a written response to the Notice (the opportunity to appear with counsel and/or provide a written response within thirty (30) days of the date of the Notice is hereafter referred to as a “Hearing”), the Board may terminate all such remaining payments and benefits but only if, after due consideration of Executive’s appearance and/or written response to the Notice, a majority of the Board (excluding any directors who have been recused from such determination due to a conflict of interest) specifically determines that the acts or omissions specified in the Notice occurred and that such acts or omissions constitute a breach of this Agreement, which determination shall not be unreasonably delayed.

(ii) In the case of a breach of any of Section 15(a), Section 15(b) or Section 15(c) of this Agreement, in addition to the remedies provided for in Section 17(a)(i), the Company may obtain reimbursement from the Executive of all payments by the Company already provided pursuant to Section 5 or Section 6 of this Agreement, plus any expenses, fees and damages incurred as a result of the breach; provided that the Board gives Executive Notice (that provides detail as to the contractual and factual basis for the alleged breach of Section 15(a), 15(b) or 15(c)) and a Hearing and after due consideration of Executive’s appearance and/or written response, a majority of the Board specifically determines that the acts or omissions that gave rise to the alleged breach actually occurred as described in the Notice and that such acts or omissions constitute a breach of Section 15(a), 15(b) or 15(c), as applicable.

(b) In the event that the Company issues restated or reclassified annual financial statements after the Executive’s Termination Date that reflect a reduction in previously published financial results and such restatement or reclassification is attributable, in whole or in material part, directly or indirectly, to the malfeasance or gross negligence of the Executive, the Company may, at its sole option, immediately suspend payment or provision of all remaining payments and benefits described in Section 5 or Section 6 of this Agreement, and terminate all remaining payments and benefits described in Section 5 or Section 6 of this Agreement and obtain reimbursement from the Executive of all payments by the Company already provided pursuant to Section 5 or Section 6 of this Agreement; provided that the Board provides Executive Notice (that provides detail as to the contractual and factual basis for the suspension of payments and benefits by the Company and, if applicable, for the claim for reimbursement of previously paid amounts) and a Hearing, and that a majority of the Board (excluding any directors who have been recused from such determination due to a conflict of interest) specifically determines, after due consideration of Executive’s appearance and/or written response to the Notice, that the acts or omissions specified in the Notice occurred and that such acts or omissions constitute malfeasance or gross negligence of the Executive with respect to which the issuance of such restated or reclassified annual financial statements is attributable, in whole or material part, which determination shall not be unreasonably delayed. In the event that the Company issues restated or reclassified annual financial statements, regardless of whether before or after the Executive’s Termination Date, that reflect a reduction in previously published financial results as a result of misconduct and the previously published financial results provided the basis for any previously paid incentive compensation, the Company may, at its sole option, obtain reimbursement from the Executive of all payments by the Company to the extent such payments would not have been made based upon the restated or reclassified financial statements.

If the Company suspends or terminates Executive’s payments or benefits or seeks reimbursement under this Section 17, the remainder of this Agreement, and all promises and covenants herein, will nonetheless remain in full force and effect. Notwithstanding anything herein to the contrary, any payments or benefits suspended will immediately be reinstated, no benefits or payments will be terminated and any effort to obtain reimbursement will be halted within five (5) days of the applicable Board determination described in this Section 17 under which the Board determines that there is no basis for the suspension, termination or repayment of such benefits or payments pursuant hereto.

18. Continued Availability and Cooperation.

(a) Following any Termination Date, the Executive shall cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company. This cooperation by the Executive shall include, but not be limited to:

(i) making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv) cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

(b) In addition to the Executive’s obligations under this Section 18, during the Non-Compete Period, the Executive shall make himself available for consultation with and advice to the Company at times and for periods of time which are mutually agreeable to the Company and the Executive.

19. Successors; Assignability.

(a) By the Executive. Neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Executive without the Company’s prior written consent; provided, however, that nothing in this Section 19(a) shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death, or the executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto.

(b) By the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive had terminated his employment for Good Reason subsequent to a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

20. Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company at any time prior to a Change in Control; provided, however, that any Termination of the Executive or the removal of the Executive from the office or position in the Company following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a Termination of the Executive after a Change in Control for purposes of this Agreement. The Executive expressly acknowledges that he is an employee at will, and that the Company may terminate him at any time during the Term for any reason if the Company makes the payments and provides the benefits provided for under Section 5 or 6 of this Agreement, and otherwise comply with its other continuing covenants in this Agreement, including without limitation, Sections 4, 12 and 14.

21. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

22. Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be replaced by a term or provision that is mutually agreeable to the parties hereto and is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Notwithstanding the foregoing, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall nevertheless remain in full force and effect.

23. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

24. Effect of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Company determines that any payments or benefits to be provided to the Executive pursuant to Sections 5 through 12 of this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A (the “409A Taxes”) as applicable at the time such payments and benefits are otherwise required under this Agreement, then:

(a) (i) such payments shall be delayed until the date that is six months after the date of the Executive’s “separation from service” (as such term is defined under Section 409A) with the Company, or for shorter period of time that the Company determines is sufficient to avoid the imposition of the 409A Taxes (the “Payments Delay Period”), and (ii) such payments shall be increased by an amount equal to interest on such payments for the Payments Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in the Wall Street Journal) (the “Interest Rate”); and

(b) (i) with respect to the provision of such benefits, for a period of six months following the date of the Executive’s “separation from service” (as such term is defined under Section 409A) with the Company, or for shorter period of time that the Company determines is sufficient to avoid the imposition of the 409A Taxes (the “Benefits Delay Period”), the Executive shall be responsible for the full cost of providing such benefits, and (ii) on the first day following the Benefits Delay Period, the Company shall reimburse the Executive for the costs of providing such benefits imposed on the Executive during the Benefits Delay Period, plus interest accrued at the Interest Rate.

25. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

26. Arbitration. The parties hereto shall endeavor to settle all disputes by amicable negotiations. Any claim, dispute, disagreement or controversy that arises among the parties relating to this Agreement (excluding enforcement by the Company of its rights under the Section 15) that is not amicably settled shall be resolved by arbitration with respect to any claims as to which arbitration is not prohibited by applicable federal or state law. Such arbitration shall be conducted, as follows:

(a) An arbitration may be commenced by any party to this Agreement by the service of a written request for arbitration upon the other affected party(ies). Such request for arbitration shall summarize the controversy or claim to be arbitrated.

(b) Any such arbitration shall be heard in the State of Ohio, before a panel consisting of one (1) to three (3) arbitrators, each of whom shall be impartial. Except as the parties may otherwise agree, an arbitrator shall be selected in the first instance by those members of the Board who are neither members of the Committee nor employees of the Company. If there are no such members of the Board, an arbitrator shall be selected by the full Board. The Executive may request that additional arbitrators be appointed, which arbitrator(s) shall be named by the appropriate official in the Cincinnati, Ohio office of the American Arbitration Association or, in the event of his or her unavailability by reason of disqualification or otherwise, by the appropriate official in the New York City office of the American Arbitration Association. In determining the number and appropriate background of any additional arbitrators, the appointing authority shall give due consideration to the issues to be resolved, but his or her decision as to the number of arbitrators and their identity shall be final. Any arbitrator shall be an individual who is an attorney licensed to practice law in the State of Ohio. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of an arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator(s) pursuant to the then-current employment dispute resolution rules of the American Arbitration Association.

(c) The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

(d) The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

(e) It is intended that controversies or claims submitted to arbitration under this Section 26 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or regulation, including the federal securities laws and the regulations thereunder, in response to legal process or in connection with such arbitration.

27. Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Executive, the notice shall be delivered or mailed to the Executive at his principal residence, or to such other address as the Executive shall give notice in writing in accordance herewith. If addressed to the Company, the notice shall be delivered or mailed to the Company at its executive offices at 701 Lima Avenue, Findlay, Ohio 45840 to the attention of the Board. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

28. Previous Agreements. This Agreement supersedes the all previous employment agreements between the Executive and the Company, including, on or after January 1, 2009, the Amended Employment Agreement, which shall be of no further force or effect on or after January 1, 2009; provided, however, that this Agreement shall not supersede or in any way limit the rights, duties or obligations of the Employee or the Company under (i) the Plans, except that payments pursuant to Section 5(a) or Section 6(b) shall be in lieu of any other cash severance pay provided by the Company, or (ii) with respect to periods prior to January 1, 2009, the Amended Employment Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement or, with respect to period prior to January 1, 2009, in the Amended Employment Agreement.

29. Counterparts. This Agreement may be executed by either of the parties hereto in counterpart, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

30. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused the Agreement to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

COOPER TIRE & RUBBER COMPANY

/s/ Byron O. Pond

By: Byron O. Pond
Title: Chairman and CEO

/s/ Philip G. Weaver

By: Philip G. Weaver, Executive

ANNEX A

Form of Release

WHEREAS, there has been a Termination (as such term is defined in the Second Amended and Restated Employment Agreement (the “Agreement”) made and entered into on      , 2006 between the undersigned (the “Executive”) and COOPER TIRE & RUBBER COMPANY (“Cooper”), of the Executive’s employment from Cooper; and

WHEREAS, the Executive is required to sign this Release in order to receive the severance benefits as described in Section 5, Section 6 and Section 12 of the Agreement.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

1. This Release is effective on the date hereof and will continue in effect as provided herein.

2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to Section 5, Section 6 and Section 12 of the Agreement, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Agreement, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:

(a) any and all claims arising out of or relating to the Executive’s employment by or service with the Company and his termination from the Company;

(b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.99 thereof, and any other applicable state statutes and regulations, and

(c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied;

provided, however, that the foregoing shall not apply to claims to enforce rights that the Executive may have as of the date hereof or in the future under any of Cooper’s health, welfare, retirement, pension or incentive plans, under any indemnification agreement between the Executive and Cooper, under Cooper’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by Cooper, under the applicable provisions of the Delaware General Corporation Law, or that the Executive may have in the future under the Agreement or under this Release.

3. The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement.

4. The Executive further agrees and acknowledges that:

(a) The release provided for herein releases claims to and including the date of this Release;

(b) The Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(c) The Executive has been given a period of twenty-one (21) days to review and consider the terms of this Release, prior to its execution and that he may use as much of the twenty-one (21) day period as he desires; and

(d) The Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the General Counsel at Cooper. For such revocation to be effective, written notice must be actually received by the General Counsel at Cooper no later than the close of business on the 7th day after the Executive executes this Release. If the Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and Cooper shall not have any obligation to make further payments or provide benefits to the Executive as set forth in Section 5, Section 6, and Section 12 of the Agreement.

5. The Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.

6. The Executive waives and releases any claim that he has or may have to reemployment after the Termination Date as defined in the Agreement.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:

Philip G. Weaver, Executive

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